Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA — November 17, 2014

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q3 Sales

PHILADELPHIA, PA, November 17, 2014 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced third quarter net income of $47 million and $152 million for the three and nine months ended October 31, 2014, respectively. Earnings per diluted share were $0.35 and $1.09 for the three and nine months ended October 31, 2014, respectively.

Total Company net sales for the third quarter of fiscal 2015 increased to a record $814 million or 5% over the same quarter last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, decreased 1%. Comparable Retail segment net sales increased 15% at Free People and 2% at the Anthropologie Group and decreased 7% at Urban Outfitters. Wholesale segment net sales rose 26%.

“While we are pleased with delivering record third quarter sales fueled by strong performances at our Anthropologie and Free People brands, I am disappointed by the results at the Urban Outfitters brand,” said Richard A. Hayne, Chief Executive Officer. “There is much work to be done to improve the merchandise margins and store performance at the Urban brand, but I see positive signs as shown by strong results at the brand’s direct-to-consumer channel,” he concluded.

Net sales by brand and segment for the three and nine month periods were as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2014	2013	2014	2013
Net sales by brand
Urban Outfitters	$340,413	$341,916	$946,701	$971,281
Anthropologie Group[1]	327,694	314,617	971,265	902,086
Free People	141,185	112,968	378,161	293,508
Other	5,178	4,548	15,906	13,875

Total Company	$814,470	$774,049	$2,312,033	$2,180,750

Net sales by segment
Retail Segment	$751,451	$724,066	$2,143,997	$2,051,028
Wholesale Segment	63,019	49,983	168,036	129,722

Total Company	$814,470	$774,049	$2,312,033	$2,180,750

[1]	Anthropologie Group consists of the Anthropologie and Bhldn brands.

For the three and nine months ended October 31, 2014, the gross profit rate declined by 295 basis points and 233 basis points versus the prior year’s comparable periods, respectively. The deleverage in both periods occurred primarily due to lower initial merchandise markup followed by higher markdowns at the stores and store occupancy expense deleverage due to negative store comparable net sales, which were all primarily driven by the poor performance at the Urban Outfitters brand.

As of October 31, 2014, total inventories increased by $60 million, or 15%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores as well as an increase in comparable Retail segment inventories. Comparable Retail segment inventories increased 8% at cost while decreasing 7% in units.

For the three and nine months ended October 31, 2014, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 128 basis points and 88 basis points compared to the prior year’s comparable periods, respectively. The increase in both periods was primarily due to increased marketing and technology expenses which drove higher direct-to-consumer traffic.

The Company’s effective tax rate for the third quarter of fiscal 2015 was 37.8% compared to 33.3% in the prior year’s comparable period. The increase in rate is primarily due to state tax adjustments in both periods.

During the third quarter of fiscal 2014, the Board of Directors authorized the repurchase of 10.0 million common shares under a share repurchase program. During the first quarter of fiscal 2015, the Company repurchased and retired 9.7 million common shares for approximately $353 million completing the share repurchase authorization. During the second quarter of fiscal 2015, the Board of Directors authorized the repurchase of an additional 10.0 million common shares under a share repurchase program. As of October 31, 2014, the Company repurchased and retired 3.9 million common shares for approximately $132 million, leaving 6.1 million shares available for repurchase under the current authorization.

During the nine months ended October 31, 2014, the Company opened a total of 29 new stores including: 12 Free People stores, 10 Anthropologie Group stores and 7 Urban Outfitters stores; and closed 1 Urban Outfitters store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 236 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 199 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 102 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores worldwide; and 2 Terrain garden centers and a website, as of October 31, 2014.

Management’s third quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss third quarter results and will be webcast at 5:00PM ET at: http://edge.media-server.com/m/p/ixvv2cmi/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2014	2013	2014	2013
Net sales	$814,470	$774,049	$2,312,033	$2,180,750
Cost of sales	530,946	481,764	1,486,740	1,351,413

Gross profit	283,524	292,285	825,293	829,337
Selling, general and administrative expenses	207,059	186,826	583,890	531,595

Income from operations	76,465	105,459	241,403	297,742
Other expense, net	(693)	(186)	(1,560)	(108)

Income before income taxes	75,772	105,273	239,843	297,634
Income tax expense	28,629	35,016	87,713	103,956

Net income	$47,143	$70,257	$152,130	$193,678

Net income per common share:
Basic	$0.35	$0.48	$1.10	$1.32
Diluted	$0.35	$0.47	$1.09	$1.30

Weighted average common shares and common share equivalents outstanding:
Basic	134,267,259	147,405,769	138,201,670	146,918,029
Diluted	135,948,454	149,517,146	139,946,843	149,232,609

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.2%	62.3%	64.3%	62.0%

Gross profit	34.8%	37.7%	35.7%	38.0%
Selling, general and administrative expenses	25.4%	24.1%	25.3%	24.3%

Income from operations	9.4%	13.6%	10.4%	13.7%
Other expense, net	(0.1%)	0.0%	0.0%	0.0%

Income before income taxes	9.3%	13.6%	10.4%	13.7%
Income tax expense	3.5%	4.5%	3.8%	4.8%

Net income	5.8%	9.1%	6.6%	8.9%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 31, 2014	January 31, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$128,191	$242,058	$194,929
Marketable securities	115,005	281,813	227,547
Accounts receivable, net of allowance for doubtful accounts of $1,004, $1,711 and $1,371, respectively	70,803	55,161	54,717
Inventories	467,097	311,207	406,712
Prepaid expenses, deferred taxes and other current assets	116,969	104,741	92,876

Total current assets	898,065	994,980	976,781

Property and equipment, net	886,810	806,909	783,662
Marketable securities	114,600	366,422	303,200
Deferred income taxes and other assets	89,290	52,903	54,669

Total Assets	$1,988,765	$2,221,214	$2,118,312

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$218,251	$137,036	$160,787
Accrued expenses, accrued compensation and other current liabilities	190,819	194,794	165,129

Total current liabilities	409,070	331,830	325,916

Deferred rent and other liabilities	201,712	195,214	196,114

Total Liabilities	610,782	527,044	522,030

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 134,268,445 147,309,575 and 147,277,047 issued and outstanding respectively	13	15	15
Additional paid-in-capital	3,870	97,684	93,245
Retained earnings	1,380,801	1,597,439	1,508,757
Accumulated other comprehensive loss	(6,701)	(968)	(5,735)

Total Shareholders’ Equity	1,377,983	1,694,170	1,596,282

Total Liabilities and Shareholders’ Equity	$1,988,765	$2,221,214	$2,118,312